Exhibit 4.01
                                  ------------

                   INVESTMENT OFFER TO INTERCELL INTERNATIONAL
                            TO THE BOARD OF DIRECTORS

I and Stanley Richards are prepared to invest $120,000 into Intercell International Corporation to assure survival of the Registrant on the following terms and conditions.

     1. Paul Metzinger is appointed as President and Chief Executive Officer, effective immediately, for a period of two years. I agree to serve without salary until sufficient funds are raised through our efforts to justify a modest salary.
     2.   Paul Metzinger is appointed as a Director of Intercell International.
     3. The $120,000 investment, purchases restricted common stock of Intercell International at a 50% discount from the Closing Bid price of the stock on September 27, 2004.
     4. I am granted a registered stock option, fully vested, for 500,000 shares at the market price on September 27, 2004.


September 21, 2004



/s/ Paul H. Metzinger
---------------------
Paul H. Metzinger


/s/ Stanley Richards
--------------------
Stanley Richards



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